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Exhibit 10.1

TRI PROPERTIES

January 9, 2004
ClinForce, Inc.
PO Box 14298
RTP, NC 27709
Attn: Maria Phillips

  RE:
  Commencement Letter with respect to the Second Lease Amendment dated October 10, 2003, by and between Canterbury Hall 1C, LLC, as Landlord, and ClinForce, Inc., as Tenant, for 8,656 rentable square feet, in the Building Located at 4815 Emperor Boulevard, Durham, NC

Dear Ms. Phillips:

        This letter will serve as official record that:

  1.
  The Commencement Date for the 1,859 sq. ft. First Floor Expansion Space and the 1,670 Second Floor Expansion Space is October 1, 2003.

  2.
  The Commencement Date for the 5,127 sq. ft. 2004 Expansion Space is January 1, 2004.

  3.
  The Rent Commence Date of the Revised Premises is October 1, 2004.

  4.
  The Monthly Payment as of October 1,2004 is $19,663.21.

  5.
  The Termination Date of the Lease is September 30, 2013.

        Rent checks are due on our office on or before the first day of each month. Please make checks payable to PFG Imperial Center Holding Company, LLC and forward to our office at 4309 Emperor Boulevard, Suite 110, Durham, NC 27703.

        Should you have any questions regarding the above, please contact me at (919) 281-2314. Thank you.

Sincerely,

/s/  CARRIE KARCHER, CSM
Property Manager

cc:
Lease Binder
PFG File

STATE OF NORTH CAROLINA

SECOND AMENDMENT TO LEASE

COUNTY OF DURHAM

        THIS SECOND AMENDMENT TO LEASE (the "Second Amendment") is made and entered into as of the 10th day of October, 2003, by and between CANTERBURY HALL 1C, LLC, a Delaware limited liability company ("Landlord") [successor-in-interest to Petula Associates, Ltd., an Iowa corporation ("Petula") and Principal Life Insurance Company, an Iowa corporation ("Principal") as tenants-in-common (collectively, "Petula /Principal")) and CLINFORCE, INC./ a Delaware corporation ("Tenant") [successor by name change to Clinical Trials Support Services, Inc., a North Carolina corporation ("CTSS")].

WTTNESSETH:

        A.    Petula/Principal and CTSS entered into a Lease dated as of November 3, 1999 (as amended, the "Existing Lease") for certain premises known as Suites 240 and 206 consisting of approximately 8,080 rentable square feet of space (the "Original Premises") on the second floor of that certain building known as Canterbury Hall (the "Building") located at 4815 Emperor Blvd., Durham, North Carolina as more particularly described in the Existing Lease;

        B.    Pursuant to that certain First Amendment to Lease dated December 20, 1999 (the "First Amendment") between Petula/Principal and CTSS, the Original Premises was expanded to include approximately 4,664 rentable square feet of space on the third floor of the Building, creating the "Combined Premises" containing approximately 12,744 rentable square feet as more particularly described in the First Amendment.

        C.    Landlord (as successor-in-interest to Petula/Principal) and Tenant (as successor by name change to CTSS) desire to further amend the terms of the Existing Lease: (i) to increase the size of the Combined Premises to include approximately 1,859 rentable square feet of additional space on the first floor of the Building as shown on Exhibit A-2 attached hereto (the "First Floor Expansion Space"), 1,670 rentable square feet of additional space on the second floor of the Building as shown on Exhibit A-3 attached hereto (the "Second Floor Expansion Space"), and 5,127 rentable square feet of additional space on the first floor of the Building as shown on Exhibit A-4 attached hereto (the "2004 Expansion Space"), (ii) to extend the Term of the Lease, and (iii) to modify certain other terms and conditions of the Existing Lease. For purposes hereof, the First Floor Expansion Space, the Second Floor Expansion Space and the 2004 Expansion Space are collectively hereinafter referred to as the "Expansion Space" and the Existing Lease as amended by this Second Amendment is referred to as the "Lease."

        NOW, THEREFORE, for and in consideration of Ten Dollars (S10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that, effective as of the date set forth above, the Existing Lease shall be, and hereby is, amended as follows:

        1.    Recitals.    The recitals shall form a part of this Second Amendment.

        2.    Extension of Term.    Notwithstanding anything in the Lease to the contrary, effective as of the Extension Commencement Date (as hereinafter defined), which is currently estimated to be October 1,2003, the term of the Lease shall be extended for a period of ten (10) years from said date (the "Extension Term") and the Expiration Date of the Lease shall be redefined to be the ten (10) year anniversary of the Extension Commencement Date.

        3.    Premises.    Effective as of the date of Landlord's delivery of the First: Floor Expansion Space and the Second Floor Expansion Space to Tenant with said space being repainted and re-carpeted by Landlord with building standard materials in, accordance with the terms herein (the "Extension

Commencement Date")/ the Combined Premises shall be further expanded to include the First Floor Expansion Space and the Second Floor Expansion Space, and the Premises shall be redefined to be 16,273 rentable square feet on the first, second and third floors of the Building (the "Revised Premises") as more particularly described on the floor plan attached hereto as Exhibit "A-2". Accordingly, as of the Extension Commencement Date and continuing until the 2004 Expansion Date (as hereinafter defined), wherever reference is made in, the Lease to the Premises, it shall be deemed to mean the Revised Premises, and Exhibit A-l to the First Amendment shall be replaced with Exhibits A-2 and A-3 attached hereto in order to evidence the location of the Revised Premises.

        Effective as of the date of Landlord's delivery of the 2004 Expansion Space to Tenant upfitted in substantial accordance with the Plans (as hereinafter defined) or the date upon which Landlord would have delivered the 2004 Expansion Space to Tenant upfitted in substantial accordance with the Plans but for delays attributable to Tenant or Tenant's agents, employees or contractors (the "2004 Expansion Date") and continuing throughout the Extension Term, the Revised Premises shall be further expanded to include the 2004 Expansion Space and the Premises shall be redefined to be 21,400 rentable square feet on the first, second and third floors of the Building (the "Complete Premises") as more particularly described on the floor plan attached hereto as Exhibit "A-4". Accordingly, as of the 2004 Expansion Date, wherever reference is made in the Lease to the Premises or the Revised Premises, it shall be deemed to mean the Complete Premises, and Exhibit A-l to the First Amendment (and Exhibits A-2 and A-3 attached hereto) shall be replaced with Exhibit A-4 attached hereto in order to evidence the location of the Complete Premises.

        4.    Delivery.    Landlord shall act in good faith and use diligent efforts to deliver the First Floor Expansion Space and the Second Floor Expansion Space, re-painted and re-carpeted in accordance with the terms hereof, on or before October 1, 2003. Landlord shall act in good faith and use diligent efforts to deliver the 2004 Expansion Space upfitted in accordance with the Plans to Tenant on or before January 1,2004. Notwithstanding anything contained herein to the contrary, in no event shall Landlord's completion of the improvements to the 2004 Expansion Space be dependent upon, or the 2004 Expansion Date delayed because of, the installation of any special equipment or improvements to the 2004 Expansion Space to be supplied and installed by Tenant. Except as otherwise provided herein, Landlord shall deliver the Expansion Space to Tenant in its "as is, where is" condition without any further improvements thereto by Landlord.

        5.    Tenant Improvements.    Tenant agrees that it currently occupies, and shall continue to occupy, the Combined Premises in its "as is" condition without any further improvements thereto except as otherwise provided herein. Landlord shall supervise (i) the repainting and re-carpeting of the First Floor Expansion Space and the Second Floor Expansion Space as herein provided, (ii) the construction and installation of the initial tenant improvements in the 2004 Expansion Space as herein provided/ and (iii) any future additional tenant improvements in the Complete Premises {collectively, the "Additional Improvements"), all in accordance with Tenant's plans and specifications for the design, construction and installation of the Additional Improvements, as such plans and specifications are reviewed and approved by Landlord and Tenant, such approval not to be unreasonably withheld. Landlord shall substantially complete the Additional Improvements in accordance with said plans and in a good and workmanlike manner, such substantial completion to be certified by Landlord's engineer and Tenant's architect inspecting the work.

        Landlord shall contribute up to a maximum of One Hundred Eighty Thousand Three Hundred Thirty-Six and No/100 Dollars ($180,336.00) (which consists of $12.00 per rentable square foot of the Expansion Space and $6.00 per rentable square foot of the Combined Premises and is collectively hereinafter referred to as the "Improvement Allowance") toward only the following costs: (i) any cost of installing any Additional Improvements on an "as completed" basis which is performed in accordance with the Plans and related to the work to be done for the purpose of.improving the Premises for Tenant's occupancy and use, (ii) the cost of preparing the Plans, (iii) design costs for architectural, mechanical, plumbing and electrical design, (iv) construction documents and permits, and (v) any other costs directly related to any Additional Improvements which is reasonably acceptable to Landlord; provided, however, in no event shall Tenant be obligated to pay Landlord any construction management fee in connection with the installation of any Additional Improvements and in no event shall the Improvement Allowance be used for any costs associated with Tenant's personal property, equipment, trade fixtures or other items of a non-permanent nature installed in the Premises, including without limitation, telephone and data cable lines. In the event that either prior to the commencement of the installation of any Additional Improvements or at any time during or following the installation of the Additional Improvements, the cost of any Additional Improvements exceeds the Improvement Allowance or Tenant requests any change to the aforementioned Plans which has resulted or might result in an increase in the cost of the installation of such Additional Improvements so that the cost exceeds the Improvement Allowance, then Tenant shall promptly deliver the necessary funds to defray such excess cost to Landlord no later than fifteen (15) days after Landlord demands same. Notwithstanding the foregoing, any change order(s) requested by Tenant which will result in an increase in the cost of the construction and installation of any Additional Improvements shall be agreed to in advance by Landlord and Tenant. Any savings or unused portion of the Improvement Allowance after any Additional Improvements are completed shall be retained by Landlord.

        Notwithstanding anything contained herein to the contrary, in no event shall Landlord be obligated to disburse any portion of the Improvement Allowance after that date which is five (5) years after the Extension Commencement Date or at any time following an Event of Default hereunder. Tenant acknowledges that Landlord may be supervising the construction of the Additional Improvements while Tenant occupies the complete Premises and Landlord agrees that it shall use reasonable efforts to minimize any interference with Tenant's business operations within the Complete Premises while constructing such improvements.

        6.    Rental.    Notwithstanding anything in the Existing Lease to the contrary, beginning on the Extension Commencement Date and continuing throughout the remainder of the Extension Term, Tenant shall pay Minimum Rental as follows:

Period	Minimum Rental per rentable square foot:	Monthly Minimum Rental	Annual Minimum Rental:
10/1/03 to 9/30/04* (Revised Premises)	$0.00	$0.00	$0.00
1/1/04 to 12/31/04* (2004 Expansion Space)	$0.00	$0.00	$0.00
10/1/04 to 12/31/04 (Revised Premises)	$14.50	$19,663.21	$235,958.52
1/1/05 to 9/30/05 (Complete Premises)	$14.50	$25,858.33	$310,299.96
10/1/05 to 9/30/06 (Complete Premises)	$14.86	$26,500.33	$318,003.96
10/1/06 to 9/30/07 (Complete Premises)	$15.23	$27,160.17	$325,922.04
10/1/07 to 9/30/08 (Complete Premises	$15.61	$27,837.83	$334,053.96
10/1/08 to 9/30/09 (Complete Premises)	$16.00	$28,533.33	$342,399.96
10/1/09 to 9/30/10 (Complete Premises	$16.40	$29,246.67	$350,960.04
10/1/10 to 9/30/11 (Complete Premises)	$16.81	$29,977.83	$359,733.96
10/1/11 to 9/30/12 (Complete Premises)	$17.23	$30,726.83	$368,721.96
10/1/12 to 9/30/13 (Complete Premises)	$17.66	$31,493.67	$377,924.04

*
Assumes Extension Commencement Date of October 1, 2003 and 2004 Expansion Date of January 1,2004.

        Effective as of the Extension Commencement Date, the Operating Expense Stop shall be redefined to be the actual Operating Expenses for the calendar year 2004, Commencing as of the Extension Commencement Date and continuing throughout the Extension Term, as same may be extended. Tenant shall continue to pay Tenant's Proportionate Share of Operating Expenses, including insurance costs, taxes and operating expense charges, and any other amounts due and payable under the Lease, in accordance with the terms of the Lease, provided Tenant's Proportionate Share shall be adjusted to reflect the Revised Premises (i.e. 16,273/44,161) as of the Extension Commencement Date, and the Complete Premises (i.e. 21,400/44,161) as of the 2004 Expansion Date.

        7.    Option to Extend.

        A.    Notice and Exercise.    Provided no Event of Default is continuing under this Lease and Tenant has not assigned this Lease nor sublet all or any portion of the Complete Premises, Tenant is hereby granted the option to extend the Term of the Lease once for an additional period of five (5) years (the "Renewal Term") commencing upon the expiration of the Extension Term on the same terms and conditions as contained in the other provisions of this Lease other than any upfitting allowance (Tenant accepting the Complete Premises in its "as, is" condition), additional renewal options and as otherwise provided in this Section. This option shall be exercised only by delivery of written notice (the "Renewal

Notice") to Landlord no later than nine (9) months prior to the expiration of the Extension Term. The Minimum Rental for the Complete Premises shall be the then fair market rental ("Market Rate") applicable to the Complete Premises. Tenant shall continue to pay its Proportionate Share of Operating Expenses for the Complete Premises throughout the Renewal Term.

        B.    Determination of Market Rate.    For purposes of this Section 7, the term "Market Rate" shall mean the annual amount per rentable square foot that comparable landlords of comparable buildings have accepted in then-current transactions between non-affiliated parties from new, non-expansion, non-renewal (unless the lease involved a procedure invoked by landlord and tenant for a 100% determination of "fair market rental") and non-equity tenants of comparable credit-worthiness, for comparable space, for a comparable use/ for a comparable period of time ("Comparable Transactions"). In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause implemented, the extent of tenant's liability under the lease, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, parking considerations, length, of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, or any other tenant concessions and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make/ and receive the same economic payments and concessions that Landlord would otherwise make, and receive in Comparable Transactions.

        Landlord shall determine the Market Rate by using its good faith judgment. Landlord shall provide written notice of such amount within thirty (30) days (but in no event later than forty-five (45) days) after Tenant provides the notice to Landlord exercising Tenant's option rights which require a calculation of the Market Rate. Tenant shall have thirty (30) days ("Tenant's Review Period") after receipt of Landlord's notice of the new rental within which to accept such rental or to object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Market Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's Review Period ("Outside Agreement Date"), then each party shall place in a separate sealed envelope its final proposal as to Market Rate and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below. Failure of Tenant to so accept in writing such rental within Tenant's Review Period shall conclusively be deemed its disapproval of the Market Rate determined by Landlord.

        (i)    Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other's presence. If Landlord and Tenant do not mutually agree upon the Market Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to Market Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's submitted Market Rate for the Premises is the closer to the actual Market Rate for the Premises as determined by the arbitrator, taking into account the requirements of this Section 2. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary, hi addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of Market Rate ("MR Data") and the other party may submit a reply in writing within five (5) business days after receipt of such MR Data.

        (ii)   The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Market Rate, and shall notify Landlord and Tenant of such determination. Alternatively, the arbitrator may elect to engage another real estate broker (who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building) to determine the Market Rate and the arbitrator may elect to use such broker's submitted Market Rate and thereafter notify Landlord and Tenant of such determination-

        (iii)  The decision of the arbitrator shall be binding upon Landlord and Tenant.

        (iv)  If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

        (v)   The cost of arbitration shall be paid by Landlord and Tenants equally.

Immediately after the base rent for the Renewal Term is determined pursuant to this Section, Landlord and Tenant shall execute an amendment to the Lease stating the new base rent in effect.

        8.    Right of First Refusal.    Provided no Tenant default has occurred and is continuing hereunder and provided Tenant has not sublet more than 25% of the total square footage of the Complete Premises, Tenant shall have a continuing right of first refusal to lease the balance of the space in the Building as more particularly described on Exhibit F attached hereto (the "Additional Space") at such time as said Additional Space becomes available for lease dining the Extension Term; provided, however, Tenant shall have no right to lease any portion of the Additional Space which is re-leased to existing tenants occupying such space. Prior to entering into any new lease for any portion of the Additional Space, Landlord shall first offer (by written notice to Tenant) to lease such portion of the Additional Space to Tenant upon the same terms and conditions as set forth in a bona fide third party offer (the "Third Party Offer") for said space. Tenant shall have a period of ten (10) days following receipt of said written notice from Landlord to provide Landlord with written notice of its election to lease all (but not a portion) of the available portion of said Additional Space. In the event Tenant fails to respond to Landlord within said ten (10) day period, Tenant shall be deemed to have waived its rights with respect to the leasing of the Additional Space. If Tenant elects not to exercise its right to lease the Additional Space and such space subsequently becomes available for lease, Tenant shall again have a right of first refusal with respect to such space. In the event Tenant elects to exercise its right of first refusal with respect to the Additional Space, Tenant shall be deemed to lease said space subject to all the terms and conditions as set forth in the Third Party Offer and the parties hereto shall amend the Lease (or enter into a new lease) to memorialize the terms of said Lease.

        9.    Exterior Signage.    Tenant, at its sole cost and expense, shall have the right to install a single tenant identification sign on the exterior of the Building; provided, however, prior to any such installation, Tenant shall obtain Landlord's prior written approval as to design, size, color and location of such signage. Further, Tenant shall comply with any and all rules and regulations of any municipal authority applicable to such signage.

        10.    Ratification.    Except as expressly or by necessary implication amended or modified hereby, the terms of the Existing Lease are hereby ratified, confirmed and continued in full force and effect.

        IN WITNESS WHEREOF, each of the parties hereto has duly executed this Second Amendment as of the day and year first above written.

LANDLORD:
CANTERBURY HALL IC, LLC, a Delaware limited liability company
By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, A Delaware limited liability company, its authorized Agent
	By:	/s/ MARK F. SCHOLZ
	Name:	Mark F. Scholz
	Title:	Investment Director, Asset Management
Date:

	By:	/s/ WILLIS K. BRAMWELL
	Name:	Willis K. Bramwell
	Its:	Assistant Managing Director, Asset Management
	Date:	October 10, 2003
TENANT:
CLINFORCE, INC., a Delaware corporation
By:	/s/ TONY SIMS
Name:	Tony Sims
Its:	President
Date:	9/17/03

EXHIBIT "A-2"

EXHIBIT "A-3"

EXHIBIT "A-4"

FLOOR PLANS

EXHIBIT "F"

ADDITIONAL SPACE

Exhibits are available upon request

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  Exhibit 10.1
TRI PROPERTIES
  SECOND AMENDMENT TO LEASE